Exhibit 99.1

Contact:

Kearstin Patterson

Director, Corporate Communications

615-236-4419 (office)

615-517-6112 (mobile)

kpatterson@biomimetics.com

BioMimetic Therapeutics, Inc. Reports

First Quarter 2011 Earnings Results

Company Initiates Patient Enrollment in Augment™ Injectable Bone Graft North American Pivotal Trial

Franklin, Tenn. – May 9, 2011 – BioMimetic Therapeutics, Inc. (NASDAQ: BMTI), a biotechnology company specializing in the development and commercialization of innovative bioactive products to promote the healing of musculoskeletal injuries and diseases, today reported its financial results as of and for the three months ended March 31, 2011.  For the three months ended March 31, 2011, the Company reported a net loss of $8.0 million, or $0.28 per diluted share, compared to a net loss of $8.5 million, or $0.39 per diluted share, for the same period in 2010.  The Company ended the quarter with $83.7 million of cash and cash equivalents and investments.

2011First Quarter and Recent Product Developments

During early 2011, the Company made significant advancements in its product development programs and other critical business areas:

  In March, the U.S. Food and Drug Administration (FDA) officially announced that it will hold an orthopedic advisory panel on Thursday, May 12 to review the Company’s Premarket Approval (PMA) application for Augment™ Bone Graft for the treatment of foot and ankle fusions in the U.S.  The FDA published details of the meeting in the Federal Register on March 29, 2011.  If the panel determines that Augment’s benefits outweigh any potential risks, then the Company anticipates approval of Augment by the FDA within six months of the panel meeting.

  In the notification regarding the orthopedic advisory panel, the FDA announced it will make background panel meeting material available to the public approximately two business days prior to the meeting.  The documents will be accessible at: http://www.fda.gov/AdvisoryCommittees/Calendar/default.htm.  The Company will not make any comment regarding the panel documents prior to the panel meeting on May 12.

  In early 2011, the Company initiated patient enrollment in its North American pivotal trial evaluating Augment Injectable in hindfoot fusion indications.  The study is expected to enroll approximately 200 patients at approximately 25 institutions and be fully enrolled around the end of 2011.  The PMA filing will be submitted with the final 12 month data.  The product will follow a medical device approval pathway and has been assigned to the FDA’s Center for Devices and Radiological Health (CDRH).

  The Company recently submitted a device application for approval of Augment Bone Graft to a European regulatory agency and expects a regulatory decision in 2012.  BioMimetic will seek a CE Mark in Europe, which is designed to provide a single marketing approval for all countries that make up the European Union (EU).

  In April 2011, in preparation for U. S. launch, the Company made and released an additional Augment Bone Graft product kit size and immediately made it available in the Canadian market.  This new 1.5cc kit will be complemented with a 6cc size kit, as well as the standard 3cc kit, and all three sizes will be available at launch in the U.S.  These kit sizes will provide surgeons with the flexibility to utilize the amount of material they feel is most appropriate for the procedure and as a result will help hospitals eliminate excess waste.

“As anticipated, much of the first quarter of 2011 has been focused on preparing for the May 12 orthopedic advisory panel for our lead product candidate, Augment Bone Graft.  We remain optimistic that Augment will receive a positive review at the FDA advisory panel meeting, and that it will be approved for sale in the U.S. later this year,” said Dr. Samuel Lynch, president and CEO of BioMimetic Therapeutics.  “Additionally, we continue to advance our other product candidates in the pipeline and recently enrolled the first patients in our Augment Injectable North American pivotal trial.  Augment Injectable will provide surgeons with enhanced delivery options in open or minimally invasive surgical sites.  Further, the submission of our device application for approval of Augment in the EU keeps us on track in international markets.”

Additional Financial Results

As of March 31, 2011, the Company had approximately $25.0 million of cash and cash equivalents and $58.7 million of short-term and long-term investments in U.S. government sponsored enterprise (“GSE”) securities, corporate bonds and commercial paper.  These investments have maturity dates ranging from April 2011 through May 2012 and have S&P ratings ranging from “A1+” to “AAA.”

For the three months ended March 31, 2011, the Company reported total revenues of $0.4 million consisting of product sales, royalty income and sublicense fee income.  This compares to total revenues of $0.4 million for the same period in 2010.

Research and development expenses totaled $4.1 million for the three months ended March 31, 2011, compared to $4.2 million for the same period in 2010.  Research and development expenses include outside professional services expenses, as well as salaries, wages and related benefits, payroll taxes and stock compensation expense, and result primarily from clinical trials of the Company’s orthopedic product candidates in the United States, Canada and the European Union, as well as continuing expenses associated with new and ongoing pre-clinical studies and regulatory filings.

General and administrative expenses totaled $4.0 million for the three months ended March 31, 2011, compared to $3.8 million for the same period in 2010.  The increase in general and administrative expenses for the three months ended March 31, 2011 resulted from increased expenditures in G&A activities as we prepare for potential product commercialization.  The increase includes a $0.2 million increase in salaries, benefits, payroll taxes and stock compensation costs, a $0.2 million increase in rent and utilities, and a $0.2 million increase in taxes, licenses, recruiting & relocation, and travel, offset by a $0.4 million decrease in professional fees.

2011 Financial Guidance

Based on current operating plans, sales and marketing costs associated with the launch of Augment Bone Graft, forecasted timing and costs of clinical trials and other product development programs, the Company anticipates its 2011 year-end balance of cash, cash equivalents and investments to range from $43.0 to $50.0 million, and anticipates its net cash use will be between $42.0 and $49.0 million.  Net loss for the year ending December 31, 2011 is forecasted to be in the range of $38.0 to $45.0 million.

Conference Call and Webcast

Due to the upcoming orthopedic advisory panel meeting on May 12, 2011, the Company will not host a conference call and webcast to discuss first quarter 2011 financial results.

About BioMimetic Therapeutics

BioMimetic Therapeutics (NASDAQ: BMTI) is a biotechnology company specializing in the development and commercialization of innovative bioactive products to promote the healing of musculoskeletal injuries and diseases, including orthopedic, sports medicine and spine applications. All products developed by BioMimetic are based upon recombinant human platelet-derived growth factor (rhPDGF-BB) platform technology, which is a synthetic form of PDGF, one of the body's principal agents to stimulate and direct healing and regeneration. Through the commercialization of this patented technology, BioMimetic seeks to become the leading company in the field of regenerative medicine by providing new treatment options for the repair of bone, cartilage, tendons and ligaments, thus helping patients recover faster from their orthopedic injuries.

In 2005, BioMimetic received marketing approval from the FDA for its first product, GEM 21S®, as a grafting material for bone and periodontal regeneration. Additionally, BioMimetic Therapeutics has completed and continues to sponsor clinical trials with its three lead product candidates Augment™ Bone Graft, Augment™ Injectable Bone Graft, and Augment™ Rotator Cuff Graft in multiple orthopedic and sports medicine indications including the treatment of foot and ankle fusions, the stimulation of healing of fractures of the wrist, and the surgical treatment of rotator cuff tears.  In November 2009, BioMimetic received approval from Health Canada to begin marketing Augment Bone Graft as an alternative to the use of autograft, the current gold standard in bone grafting, in foot and ankle fusion indications in Canada. In May 2010, the Company’s Pre-Market Approval (PMA) application for the approval of Augment Bone Graft was filed with the FDA, and the Company anticipates approval for this product in the United States in 2011.

GEM 21S is a trademark of Luitpold Pharmaceuticals, Inc., who now owns this dental related product and markets it through its Osteohealth Company in the United States and Canada.

For further information contact Kearstin Patterson, director of corporate communications, at 615-236-4419.

Forward-looking Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are based on the current intent and expectations of the management of BioMimetic.  These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict.  Forward-looking statements include statements regarding our future results of operations and financial position, business strategy, budgets, projected costs, plans and objectives of management for future operations that are not historical facts.  The words “may,” “continue,” “estimate,” “intend,” “plan,” “will,” “believe,” “project,” “expect,” “anticipate” and similar expressions may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking.  There are many important factors that could cause actual results to differ materially from those indicated in the forward-looking statements, including that the FDA Advisory Panel may not find that the benefits of Augment outweigh its potential risks or that even if the FDA Advisory Panel does find that such benefits outweigh the potential risks, the FDA may not approve Augment.  Further, BioMimetic’s actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements because of risks associated with the marketing of BioMimetic’s products, the approval process for and the commercialization of its product candidates, preclinical and clinical development activities, regulatory oversight, and other risks detailed in BioMimetic’s filings with the Securities and Exchange Commission.  Except as required by law, BioMimetic undertakes no responsibility for updating the information contained in this press release beyond the published date, whether as a result of new information, future events or otherwise, and has no policy of doing so.  In addition, BioMimetic undertakes no responsibility for changes made to this document by wire services or Internet services.

BIOMIMETIC THERAPEUTICS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
	March 31,	December 31,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$ 24,975,653	$ 11,628,329
Investments - short term	54,210,735	65,751,039
Receivables - trade	48,287	8,050
Receivables - other	489,955	468,380
Inventory	2,932,602	2,258,193
Prepaid expenses	528,485	588,063
Total current assets	83,185,717	80,702,054
Investments - long term	4,500,675	15,001,765
Prepaid expenses - long term	7,254	5,252
Property and equipment, net	8,021,187	7,592,820
Capitalized patent license fees, net	2,070,585	1,867,937
Deposits	388,700	385,000
Total assets	$ 98,174,118	$ 105,554,828

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 1,623,583	$ 1,670,830
Accrued payroll, employee benefits and payroll taxes	2,001,307	2,590,126
Other accrued expenses	2,211,358	1,908,680
Current portion of capital lease obligations	89,288	78,665
Deferred revenue	973,849	971,188
Total current liabilities	6,899,385	7,219,489
Accrued rent - related party	574,501	419,465
Capital lease obligations	194,826	215,644
Deferred revenue	14,336,358	14,578,490
Total liabilities	22,005,070	22,433,088

Stockholders’ equity:
Preferred stock, $0.001 par value; 15,000,000 shares authorized;
no shares issued and outstanding as of March 31, 2011
and December 31, 2010	-	-
Common stock, $0.001 par value; 37,500,000 shares authorized;
27,948,912 shares issued and outstanding as of March 31, 2011;
27,925,984 shares issued and outstanding as of December 31, 2010	27,949	27,926
Additional paid-in capital	211,530,223	210,553,647
Accumulated other comprehensive income (loss)	21,561	(2,462)
Accumulated deficit	(135,410,685)	(127,457,371)
Total stockholders’ equity	76,169,048	83,121,740
Total liabilities and stockholders’ equity	$ 98,174,118	$ 105,554,828

BIOMIMETIC THERAPEUTICS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
	Three months ended
	March 31,
	2011	2010
Revenues:
Product sales	$ 76,044	$ -
Royalty income	83,170	112,858
Sublicense fee income	239,471	239,471
Total revenues	398,685	352,329
Costs and expenses:
Cost of sales (exclusive of depreciation and
amortization shown separately below)	12,698	-
Research and development	4,084,832	4,183,550
General and administrative	4,022,257	3,828,909
Depreciation and capital lease amortization	264,248	318,288
Patent license fee amortization	8,058	546,122
Total costs and expenses	8,392,093	8,876,869
Loss from operations	(7,993,408)	(8,524,540)
Interest expense, net	(615)	(1,748)
Investment income, net	39,677	31,527
Gain (loss) on disposal of equipment and other transactions	1,032	(27,480)
Loss before income taxes	(7,953,314)	(8,522,241)
Income taxes	-	-
Net loss	$ (7,953,314)	$ (8,522,241)
Basic and diluted net loss per share	$ (0.28)	$ (0.39)
Weighted average shares used to compute
basic and diluted net loss per share	27,931,388	21,911,012